Exhibit 10.1
Global Settlement Agreement
     This Global Settlement Agreement (the “Agreement”) is executed between and among Federal Signal Corporation (“Federal Signal”) and the law firm of Cappelli Mustin LLC, including each individual attorney within Cappelli Mustin (“the Firm”) on behalf of all of the Claimants the Firm represents (hereinafter collectively referred to as “the Parties”). The premises of this Agreement are as follows:
A.	The Firm represents eleven hundred and twenty-five (1125) firefighters (“Claimants”) who have asserted personal injury claims against Federal Signal (“Claims”). These Claimants allege, among other things, that Federal Signal manufactured an audible warning device (i.e., a siren) used on Fire Department vehicles, and that this product (the “Product”) caused them to suffer physical damage and a loss of hearing (the “Injuries”). Three hundred and eight (308) of these Claimants have filed lawsuits against Federal Signal in the Circuit Court of Cook County, Illinois, County Department, Law Division, and six (6) Claimants have filed lawsuits against Federal Signal in the Court of Common Pleas in Philadelphia County, Pennsylvania, First Judicial District (hereinafter collectively referred to as “Lawsuits”).

B.	This Agreement is binding and applicable to the Firm, including its predecessors, successors, all individual attorneys who are part of the Firm as of the date of this Agreement, including but not limited to Joseph Cappelli, Mark Mustin, and Shawn Sassaman, and any attorneys who may join Cappelli Mustin in the future, as well as Federal Signal’s various parent companies, principals, affiliates, subsidiaries, owners, officers, agents, employees, attorneys, and spouses, and (as to each of the foregoing) their heirs, assigns, and successors.
C.	Federal Signal generally denies the allegations made in these Claims and Lawsuits and denies that its Product caused any Injuries to Claimants. Nonetheless, to avoid the expense and uncertainty of further litigation, Federal Signal and the Firm, on behalf of the Claimants it represents, wish to execute this Agreement and agree as follows:
Terms and Conditions Regarding Payment of Settlement Funds
D.	Federal Signal agrees to pay a total amount of Three Million, Eight Hundred Thousand ($3,800,000) to settle the Claims and Lawsuits, subject to the following terms, conditions, and procedures:
1.	This settlement amount includes payments to Claimants, as well as any and all costs, fees, and other expenses incurred by the Firm in connection with its representation of Claimants. Based on guidelines discussed between the parties, including guidelines proposed by the Court in Cook County, the Firm shall distribute settlement proceeds to the Claimants based on the merits of each individual Claim. The Firm acknowledges and agrees that these guidelines represent reasonable good faith evaluations of the Claims and shall comply with all applicable laws and professional obligations in distributing settlement proceeds.

2.	Each Claimant who agrees to settle their Claims signs a release in a form acceptable to Federal Signal (hereinafter “Release”), the form of which is attached to this Agreement.

3.	Each Claimant who agrees to settlement and who is a plaintiff in the Lawsuits dismisses their Lawsuit, with prejudice.

4.	Within 90 days following the execution of this Agreement, at least 93% of the Claimants identified in Appendix A shall agree to settle their Claims, sign a Release, and provide the signed Release to Federal Signal. These Claimants comprise all of those Claimants who, based upon the screening audiogram provided to Federal Signal by the Firm, have hearing loss measured at or greater than 25 dB at any one of the three frequencies of 3 kHz, 4 kHz, or 6 kHz. If less than the 93% of these Claimants do not agree to settle their Claims and provide a signed Release to Federal Signal, this Agreement shall be null and void.

5.	If all the conditions specified in paragraphs 1, 2, 3, and 4 are met, and less than 100% of the 1125 Claimants agree to settle their claims and sign a Release, the total amount paid by Federal Signal shall be reduced by the percentage of Claimants who do not agree to this settlement. For illustrative purposes, if 1% of the total number of Claimants does not agree to settle their claims and sign a Release, the total amount paid by Federal Signal would be reduced by 1% of $3,800,000 or $38,000.

6.	The Firm shall withdraw from representing any Claimants who do not agree to settle their Claims and sign a Release, including Claimants who have filed

Lawsuits. The Firm shall send to Federal Signal a copy of the actual letter it sends to each of these Claimants, confirming to the Claimant that the Firm no longer represents the Claimant.
7.	If requested by Federal Signal, the Firm agrees to issue a public statement commenting on the settlement. The language of such statement must be acceptable to Federal Signal. The Firm agrees that any such statement as described in this paragraph will be its sole public commentary on the settlement, as well as the Claims, Lawsuits, Product, and Injuries. The Firm agrees that Federal Signal may include this statement in any public announcements it may make regarding the settlement. The Firm otherwise agrees to maintain the confidentiality of all matters regarding this settlement.

8.	Within 90 days after execution of this Global Settlement Agreement or no later than the date that the last Release is delivered to Federal Signal, whichever is later, the Firm shall return to Federal Signal all Federal Signal documents and Federal Signal electronic information in its possession that it has obtained in this litigation, regardless of how it obtained the documents or electronic information. Alternatively, the firm may certify in writing that it has destroyed, deleted, erased, or otherwise permanently discarded all Federal Signal documents and electronic information by identifying the documents it is destroying by document type and Bates number or by electronic file name for information that is only maintained in electronic form. Any documents or electronic information that was marked Confidential or subject to heightened protection shall be shredded or disposed of in a secure fashion so as to maintain the confidentiality of any such document or electronic information..
9.	Federal Signal shall not issue any payment until conditions set forth in paragraphs described in paragraphs 1 through 8 have been satisfied. Once all of these conditions have been satisfied, Federal Signal shall pay to the Firm the amount specified in this Agreement and the Firm shall assume all responsibility and liability for distributing settlement proceeds to individual Claimants.

10.	No modification or amendment to any of the dates set forth in any of the preceding paragraphs shall be valid unless made in writing and agreed to by the Parties.

11.	The Firm agrees that it will not offer consulting services to any current or future attorneys who assert, or who are contemplating assertion of, claims or lawsuits against Federal Signal involving the Product or Injuries. Notwithstanding the foregoing, this Agreement shall not be construed to prevent the Firm from complying with any and all ethical obligations it may have under applicable laws, regulations, and professional standards.

12.	In the event that any Claimant who has agreed to settle their Claim and has executed a Release thereafter files a Lawsuit or otherwise seeks to negate, void, or avoid this Release for any reason, the Firm agrees to indemnify and hold Federal Signal harmless in connection with any such claim, lawsuit, or action asserted by any such Claimant.

13.	The Firm shall use its best efforts to assist Claimants in complying with any obligations set forth in the Release, including but not limited to providing information to Federal Signal in connection with any reporting obligations it may have regarding potential Medicare liens or set asides, as well as dismissals of Lawsuits.
Other Terms and Conditions
E.	Should Federal Signal or Claimant be required to participate in litigation to enforce any portion of this Agreement, the Parties agree that the losing party shall pay reasonable attorneys’ fees and costs to the prevailing party. The Parties further agree and acknowledge that the breach of any term of this Agreement would cause irreparable injury and that specific performance and injunctive relief are appropriate means of relief (among others) for enforcing this Agreement.

F.	The Parties agree that this Agreement was not drafted by any particular party, but was drafted jointly by both Parties and no Party shall be able to argue that the other Party is responsible for the drafting of the Agreement. In interpreting or construing this agreement, no rule of construction shall be employed that strictly construes the Agreement against either Party

G.	This Agreement shall not be modified or amended except in writing, signed by all Parties hereto.

H.	This Agreement may be signed in counterparts, each of which shall constitute an original and collectively shall constitute a single agreement, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart, or a copy or facsimile thereof.
I.	The Parties agree that a facsimile, photocopy, or other replicated signature is sufficient to make this Agreement binding, and no Party is required to produce or maintain an original signature in order to make this Agreement enforceable

J.	The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the state of Illinois. This Agreement supersedes all prior agreements, negotiations or understandings, whether written or oral, between the parties. No promise, agreement, statement or representation not expressed herein has been made to or been relied upon by the parties and this document of eight (8) pages contains the entire agreement between the parties.

K.	Each individual that signs below represents that he or she has authority to to enter into this Agreement and bind his or her respective party.
AGREED:

Federal Signal Corporation	Cappelli Mustin LLC

By:	By:

Its:	Its:

Date:	Date:

SWORN TO AND SUBSCRIBED	SWORN TO AND SUBSCRIBED

before me this day	before me this day
of , 2010.	of , 2010.

NOTARY PUBLIC	NOTARY PUBLIC